Exhibit 99.1

RingCentral Announces Appointment of Godfrey Sullivan to Its Board of Directors

Former chief executive officer of Splunk brings enterprise technology leadership experience to company

Belmont, CA – April 3, 2019 – RingCentral, Inc. (NYSE:RNG), a leading provider of global enterprise cloud communications, collaboration, and contact center solutions, today announced the appointment of Godfrey Sullivan to its board of directors. Sullivan has served as chairman of the board of directors of Splunk, Inc., an enterprise software company, since 2011 and previously as president and chief executive officer (CEO) of Splunk from 2008 to 2015.

“Godfrey brings an impressive background with deep experience working with highly disruptive enterprise software and cloud companies and scaling them for success,” said Vlad Shmunis, founder, chairman, and CEO, RingCentral. “I’m excited to welcome him to our board of directors as we continue to extend our leadership position in the cloud communications market. Godfrey’s guidance will be instrumental as we scale our business globally to meet the communications and collaboration needs of our enterprise customers.”

“RingCentral has proven its market leadership in an industry historically dominated by legacy hardware vendors through its innovation in cloud communications software,” said Sullivan. “I’m honored to join the company’s board of directors and to contribute to the next phase of RingCentral’s growth.”

Sullivan has served as a member of the board of directors of CrowdStrike, Inc. since 2017 and Citrix Systems, Inc. from 2005 to 2018. He is the former president and CEO of Hyperion Solutions Corporation. Sullivan holds a Bachelor of Business Administration degree from Baylor University.

About RingCentral

RingCentral, Inc. (NYSE: RNG) is a leading provider of global enterprise cloud communications, collaboration, and contact center solutions. More flexible and cost-effective than legacy on-premises systems, RingCentral empowers modern mobile and distributed workforces to communicate, collaborate, and connect from any location, on any device, and via any mode. RingCentral provides unified voice, video meetings, team messaging, digital customer engagement, and integrated contact center solutions for enterprises globally. RingCentral’s open platform integrates with leading business apps and enables customers to easily customize business workflows. RingCentral is headquartered in Belmont, California, and has offices around the world.

© 2019 RingCentral, Inc. All rights reserved. RingCentral and the RingCentral logo are trademarks of RingCentral, Inc.

PR Contact:

Mariana Kosturos

RingCentral

650-562-6545

mariana.kosturos@ringcentral.com